Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-150808, 333-141983, 333-133096, 333-125322 and 333-116545) and Form S-3 (No. 333-150806, 333-141977, 333-138720, 333-131518 and 333-129028) of our reports dated March 27, 2009, with respect to the financial statements of Metabasis Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Metabasis Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

San Diego, California

March 27, 2009